Exhibit 99.1

IMMEDIATE RELEASE

COMARCO REPORTS SECOND QUARTER FINANCIAL RESULTS

•	Company Successfully Resolves All Outstanding Litigation; Incurs $1.9 Million Pre-Tax Charge in Quarter

•	New ChargeSource™ Products Start Shipping; Expect Ramp-up During Second Half

•	Seven.Five™ Wireless Test Platform Gaining Traction in Europe and Americas

IRVINE, Calif., Sept. 4, 2003 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of wireless test solutions, wireless emergency call box systems, and ChargeSource mobile power products for notebook computers, cellular telephones, PDAs, and other handheld devices, today reported financial results for the second quarter of fiscal 2004 ended July 31, 2003.

Revenue for the second quarter of fiscal 2004 was $5.5 million, compared with $10.0 million for the corresponding quarter of the prior fiscal year. The first half of fiscal 2004 was impacted by new product development as the Company was in development of next-generation products for both the wireless test solutions and ChargeSource businesses. As a result, revenue for the second quarter of fiscal 2004 was down in comparison to the second quarter of the prior fiscal year. The net loss for the second quarter of fiscal 2004 was $2.3 million, or $0.31 per share. Net loss for the second quarter of fiscal 2004 was impacted by approximately $1.9 million in legal, settlement, and related costs. The net loss for the second quarter of fiscal 2003 was $6.7 million, or $0.96 per share (including the write-down of impaired assets and cumulative effect of accounting change). Excluding the write-down for impaired assets and cumulative effect in accounting change, net income for the three months ended July 31, 2002 was $0.4 million or $0.05 per share.

Second Quarter Highlights

ChargeSource:

•     Started shipping 120W AC/DC Universal Adapter – only all-in-one adapter capable of charging and powering the latest generation of notebook computers;

•     Started shipping 120W DC Universal Adapter – only auto/air adapter capable of charging and powering the latest generation of notebook computers;

•     Successfully settled all outstanding litigation, and

•     Strengthened ChargeSource leadership team – hired Vice President of Supply Chain Management and Vice President of Retail Sales.

Wireless Test Solutions:

•	Released Seven.Five Multi and Duo hardware in support of our expanding suite of wireless test products, and

•	Received orders, totaling $3.1 million for GSM/GPRS, UMTS, and 1XRTT Seven.Five wireless test products.

2 Cromwell, Irvine, CA 92618 U.S.A.	Office: (949) 599-7400	Fax: (949) 599-1415

“Our second quarter financial performance reflects our transition to next-generation ChargeSource and wireless Seven.Five products, as well as the successful resolution of all outstanding legal matters,” said Tom Franza, Comarco President and CEO. “Because of manufacturing start-up delays, very little revenue for ChargeSource was recorded in the second quarter. However, during August, we began delivering on ChargeSource orders totaling approximately $5.5 million that are to be substantially delivered during the third quarter. Based on our ChargeSource sales history, we expect to deliver similar quantities of ChargeSource products during the fourth quarter of fiscal 2004.

“Additionally, during the second quarter, we received important orders for GSM/GPRS, UMTS and 1XRTT Seven.Five products from customers in Europe and the Americas. Accordingly, we’ve entered our third quarter with approximately $3.1 million in orders for Seven.Five products that we expect to release for manufacturing and ship during the second half of fiscal 2004. These orders and positive market reaction to the new products lead us to believe that during the remainder of fiscal 2004 we are on plan to improve our financial performance and return to profitability.

“During the second quarter we successfully resolved all pending litigation, including patent infringement lawsuits involving Mobility Electronics and Dixon, as well as a contract dispute with the Los Angeles MTA. The successful resolution of the patent litigation not only strengthens our patents but also puts an end to the high costs associated with the legal proceedings, which, absent these resolutions, would have continued for several years as these matters progressed. With the successful resolution of these matters, we will be able to focus all of our resources on executing our strategic plans for our businesses,” continued Mr. Franza.

Revenue for the six months ended July 31, 2003 was $12.0 million, compared with $17.8 million for the same period last year. Net loss was $3.1 million or $0.43 per share, compared with a net loss (including the write-down of impaired assets and cumulative effect of accounting change) of $10.2 million or $1.46 per share for the six months ended July 31, 2002. Excluding the write-down for impaired assets and cumulative effect of accounting change, net loss for the six months ended July 31, 2002 was $0.2 million or $0.02 per share. The Company believes that non-GAAP measures of earnings per share before non-cash charges are an appropriate measure for comparing the Company’s historical financial performance with the current operating performance of the Company. This information provides investors and others with a measure of operating results without regard to the non-cash costs associated with the write-down of impaired assets and the cumulative effect of accounting change.

Business Outlook

For the second quarter of fiscal 2004, revenue for the Company’s wireless test solutions business was $2.3 million, up sequentially from $1.6 million for the first quarter. Based on the backlog we had at the end of the second quarter, we expect revenue for the third and fourth quarters of fiscal 2004 to increase sequentially over the second quarter. As previously mentioned the Company is currently receiving orders for various versions of our Seven.Five wireless test solutions platform. Sales of wireless test solutions products for the second half of fiscal 2004 will be paced, to some degree, by the release of additional Seven.Five products, which are also expected to be released during the second half of fiscal 2004.

Second quarter revenue for the Company’s wireless applications business totaled $3.0 million, down sequentially from $4.6 million for the first quarter, a decrease primarily due to manufacturing start-up delays related to the introduction of our new ChargeSource products. Typically, the Company has

2 Cromwell, Irvine, CA 92618 U.S.A.	Office: (949) 599-7400	Fax: (949) 599-1415

increased visibility with respect to its wireless applications business due to commitments for ChargeSource products, and long-term maintenance agreements, expected upgrades of existing systems and current contracts for emergency call box projects. As previously mentioned, we have begun to deliver on ChargeSource orders totaling approximately $5.5 million that are to be substantially delivered during the third quarter. Based on our ChargeSource sales history, we expect to deliver similar quantities of ChargeSource products during the fourth quarter. With respect to our emergency call box business, we now believe that as a consequence of California’s financial and political uncertainty, certain California expansion and upgrade contracts, which we originally expected to commence during the second half of fiscal 2004, will be delayed. Accordingly, the Company now expects the emergency call box business to generate approximately $7.0 million in revenue for fiscal 2004.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2003.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

As previously announced, Comarco will host a conference call to discuss further the results for the first quarter ended July 31, 2003 at 11 a.m. Pacific Time on September 4. Dial (800) 218-0204 domestically or (303) 205-0044 internationally to listen to the call. A live web cast will also be made available at www.comarco.com. Please RSVP to Douglas Sherk at (415) 659-2285 or dsherk@evcgroup.com. A replay will be available approximately one hour after the call for 2 business days following the call’s conclusion. To access the replay, dial (800) 405-2236 or (303) 590-3000 and use the pass code 548239#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.

2 Cromwell, Irvine, CA 92618 U.S.A.	Office: (949) 599-7400	Fax: (949) 599-1415

About Comarco

Based in Irvine, Calif., Comarco is a leading provider of wireless test solutions for field test applications, wireless emergency call box systems, and ChargeSource universal mobile power products. Based on reported year to date sales data, ChargeSource is the largest selling line of products able to recharge and power a variety of mobile devices, including laptop computers, cellular telephones, digital cameras, PDAs and other handheld devices, through a single power source.

In addition to the ChargeSource product line, Comarco’s Seven.Five® wireless test system for field test applications allows cellular telephone operators to measure and improve the quality of service for their cellular networks. Seven.Five’s open architecture supports both current cellular operating system technologies and the new 3G systems being implemented worldwide. Comarco’s call box systems are in place on most major highway systems throughout the United States and are used by motorists to contact local authorities for rapid assistance. More information about Comarco’s product lines can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jennifer Cohn
President and CEO	Vice President and CFO	Founder & CEO
Comarco, Inc.	Comarco, Inc.	EVC Group, LLC.
(949) 599-7440	(949) 599-7556	(415) 659-2285
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

###

2 Cromwell, Irvine, CA 92618 U.S.A.	Office: (949) 599-7400	Fax: (949) 599-1415

COMARCO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2003	2002	2003	2002

Revenues	$5,525	$10,009	$11,981	$17,775
Cost of sales	4,308	5,814	8,262	10,795

Gross profit	1,217	4,195	3,719	6,980
Selling, general and administrative costs	3,438	2,395	5,757	4,730
Asset impairment charges	—	9,810	—	9,810
Engineering and support costs	1,431	1,303	2,975	2,721

Operating loss	(3,652)	(9,313)	(5,013)	(10,281)
Other income	58	96	166	203
Minority interest	28	70	50	79

Loss before income taxes	(3,566)	(9,147)	(4,797)	(9,999)
Income tax benefit	(1,312)	(2,422)	(1,725)	(2,736)

Net loss before cumulative effect of accounting change	(2,254)	(6,725)	(3,072)	(7,263)
Cumulative effect of accounting change	—	—	—	(2,926)

Net loss	$(2,254)	$(6,725)	$(3,072)	$(10,189)

Net loss per share – before cumulative effect of accounting change:
Basic	$(0.31)	$(0.96)	$(0.43)	$(1.04)

Diluted	$(0.31)	$(0.96)	$(0.43)	$(1.04)

Net loss per share:
Basic	$(0.31)	$(0.96)	$(0.43)	$(1.46)

Diluted	$(0.31)	$(0.96)	$(0.43)	$(1.46)

Weighted average common shares outstanding:
Basic	7,161	6,972	7,082	6,970

Diluted	7,161	6,972	7,082	6,970

2 Cromwell, Irvine, CA 92618 U.S.A.	Office: (949) 599-7400	Fax: (949) 599-1415

COMARCO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31, 2003	January 31, 2003

	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$18,880	$25,387
Short-term investments	2,386	2,386
Accounts receivable, net	2,532	2,053
Inventory	3,769	3,656
Deferred tax asset	4,153	2,748
Other current assets	1,402	1,391

Total current assets	33,122	37,621
Property and equipment, net	3,588	3,532
Software development costs, net	6,103	5,558
Intangible assets, net	791	707
Goodwill, net	2,845	2,393
Other assets	1,133	1,144

	$47,582	$50,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$688	$310
Deferred revenue	2,494	3,552
Accrued liabilities	5,794	5,845

Total current liabilities	8,976	9,707
Deferred compensation	2,386	2,386
Deferred income taxes	914	877
Minority interest	159	564
Stockholders’ equity	35,147	37,421

	$47,582	$50,955

2 Cromwell, Irvine, CA 92618 U.S.A.	Office: (949) 599-7400	Fax: (949) 599-1415

COMARCO, INC.
PRO FORMA RESULTS
(In thousands, except per share data)

The following table shows the Company’s pro forma results reconciled to the Generally Accepted Accounting Principles (“GAAP”) Condensed Consolidated Statements of Income included on page 5 of this release. The Company’s pro forma results do not include the cumulative effect of an accounting change for the new goodwill rules effective February 1, 2002 and impairment charges for intangible assets, capitalized software development costs, inventory, and property and equipment.

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2003	2002	2003	2002

GAAP net loss	$(2,254)	$(6,725)	$(3,072)	$(10,189)
Cumulative effect of an accounting change (SFAS No. 142 adjustment) – EDX Engineering acquisition	—	—	—	2,926
Asset impairment charges:
Intangible assets – EDX Engineering acquisition	—	2,583	—	2,583
Capitalized software development costs	—	5,619	—	5,619
Inventory	—	1,403	—	1,403
Property and equipment	—	205	—	205
Minority interest	—	(71)	—	(79)
Income tax benefit	—	(2,638)	—	(2,638)

Pro forma net income (loss)	$(2,254)	$376	$(3,072)	$(170)

Pro forma net income (loss) per share:
Basic	$(0.31)	$0.05	$(0.43)	$(0.02)

Diluted	$(0.31)	$0.05	$(0.43)	$(0.02)

The above results do not reflect GAAP, but are supplied to provide a meaningful operating comparison to results for the same periods of the prior year.

2 Cromwell, Irvine, CA 92618 U.S.A.	Office: (949) 599-7400	Fax: (949) 599-1415